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                 GUARANTEED MINIMUM ACCOUNT VALUE BENEFIT RIDER

General

This Rider is made part of the Group Contract/Certificate to which it is attached and is subject to all of the applicable provisions in the Certificate. It provides an additional benefit, the "Guaranteed Minimum Account Value."

Rider Effective Date: The Rider Effective Date is shown in the Certificate Schedule.

Definitions

         Capital Protection Fixed Sub-Account: The Capital Protection Fixed Sub-Account is a Fixed Sub-Account that you elect from those we make available for this benefit. The Capital Protection Fixed Sub-Account's beginning date becomes the Rider Effective Date. The Capital Protection Fixed Sub-Account you have elected is shown in the Certificate Schedule.

         Guaranteed Minimum Account Value: The Guaranteed Minimum Account Value is equal to the Account Value on the Rider Effective Date, increased by the amount of any investment credits to be allocated to the Account Value after the Rider Effective Date based on purchase payments made on or before the Rider Effective Date, and reduced proportionately for any withdrawals (including any associated surrender charge or Market Value Adjustment incurred) made on or after the Rider Effective Date and prior to the Expiration Date of the Capital Protection Fixed Sub-Account you elected.

Guaranteed Minimum Account Value Benefit

We guarantee that, (a) if this Rider is in force on the Expiration Date of the Capital Protection Fixed Sub-Account (or the next following Valuation Date if that day is not a Valuation Date) and (b) if your Account Value is less than the Guaranteed Minimum Account Value, then we will automatically credit your Account Value so that the Account Value equals the Guaranteed Minimum Account Value. Unless you specify otherwise, we will allocate any credit to your Account Value to the Money Market Sub-Account.


Restrictions

1. We require that you allocate a specified minimum percentage of your Account Value on the Rider Effective Date to the Capital Protection Fixed Sub-Account. This required allocation of Account Value is described in the Certificate Schedule. If you elect this Rider after the Certificate Date, we will issue you a new Certificate Schedule that will become part of the Certificate.

2. The Capital Protection Fixed Sub-Account cannot be changed after the Rider Effective Date.

3. We reserve the right to restrict additional purchase payments under the Certificate while this Rider is in force. We will notify you of any such restriction in writing.

4. You cannot transfer Account Value from the Capital Protection Fixed Sub-Account while this Rider is in force.

5.   While this Rider is in force,  we reserve the right to  restrict  transfers
     (a) between a Fixed Sub-Account and a Variable Sub-Account and (b) between two Fixed Sub-Accounts. We will notify you of any such restrictions in writing.

6. You cannot have more than one Capital Protection Fixed Sub-Account in force with this Certificate at any one time.

7. If you request a withdrawal, we will make the withdrawal proportionately from the Capital Protection Fixed Sub-Account and any other Sub-Accounts in which you are invested. A Market Value Adjustment may apply, as well as any applicable surrender charges.


Charge for this Rider

The charge for this Rider is calculated as a percentage of the Account Value on the date of deduction. On the Rider Effective Date, and on each corresponding monthly date thereafter (or the next following Valuation Date if that day is not a Valuation Date), we deduct the charge from your Account Value in proportion to the Sub-Accounts in which you are invested. We do not deduct a charge for this Rider after the Expiration Date of the Capital Protection Fixed Sub-Account (or the next following Valuation Date if that day is not a Valuation Date). The maximum charge for this Rider is shown in the Certificate Schedule.


Termination

This Rider will terminate on the date of the first to occur of the following events:

1. The Expiration Date of the Capital Protection Fixed Sub-Account (or the next following Valuation Date if that day is not a Valuation Date);

2.   The Certificate is surrendered;

3. The death of any Owner or any other person deemed Owner under the Certificate; and

4.   The Income Date.

You cannot otherwise terminate this Rider.


Terms

All of the terms used in this Rider have the same meanings as in the Certificate unless otherwise clearly indicated in this Rider.



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                                 President & CEO

DVA-C-GMAV-2001